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                                                                    Exhibit 4(c)

                             SUB-ADVISORY AGREEMENT

     AGREEMENT made as of February __, 2004, by and between MERRILL LYNCH REAL INVESTMENT FUND, a Delaware statutory trust (hereinafter referred to as the "Fund"), and MERRILL LYNCH INVESTMENT MANAGERS LLC, a Delaware limited liability company (hereinafter referred to as "MLIM LLC").

                              W I T N E S S E T H:

     WHEREAS, the Fund is a Delaware statutory trust engaged in business as an open-end management investment company registered under the Investment Company Act of 1940, as amended (hereinafter referred to as the "Investment Company Act"); and

     WHEREAS, MLIM LLC is engaged in rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and as a commodity trading advisor and a commodity pool operator with the Commodity Futures Trading Commission; and

     WHEREAS, the Fund has entered into an investment management agreement (the "Management Agreement"), dated February __, 2004, with Merrill Lynch Investment Managers, L.P. (hereinafter referred to as "MLIM") pursuant to which MLIM will provide investment advisory and management services to the Fund; and

     WHEREAS, MLIM LLC is willing to provide investment advisory services to the Fund with respect to the assets of the Fund on the terms and conditions hereinafter set forth;

     NOW THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Fund and MLIM LLC hereby agree as follows:

                                    ARTICLE I

                               DUTIES OF MLIM LLC

     The Fund hereby employs MLIM LLC to act as an investment adviser for such assets of the Fund as the Fund may from time to time determine and to furnish, or arrange for affiliates to furnish, certain investment advisory services with respect to such portion of the Fund's assets, as described below, subject to the policies of, review by and overall control of the Trustees of the Fund, for the period and on the terms and conditions set forth in this Agreement. MLIM LLC hereby accepts such employment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations herein set forth for the compensation, to be paid by MLIM, provided for herein. MLIM LLC and its affiliates shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed agents of the Fund.

     MLIM LLC shall provide (or arrange for affiliates to provide) the Fund with such investment research, advice and supervision as the latter may from time to time consider

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necessary for the proper management of the portion of the assets of the Fund from time to time managed by MLIM LLC. All advice and recommendations provided by MLIM LLC shall be subject to the restrictions of the Declaration of Trust and By-Laws of the Fund, as amended from time to time, the provisions of the Investment Company Act and the statements relating to the Fund's investment objective, investment policies and investment restrictions as the same are set forth in the Fund's current Registration Statement on Form N-1A.

                                   ARTICLE II

                       ALLOCATION OF CHARGES AND EXPENSES

     MLIM LLC assumes and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement and shall pay all compensation of officers of the Fund and all Trustees of the Fund who are affiliated persons of MLIM LLC to the extent not otherwise paid by MLIM.

                                   ARTICLE III

                            COMPENSATION OF MLIM LLC

     For the services rendered, the facilities furnished and expenses assumed by MLIM LLC, the Fund shall use its reasonable best efforts to cause MLIM to pay to MLIM LLC at the end of each calendar month a fee of at least $1.00 or another amount to be determined from time to time by MLIM and MLIM LLC, but in no event in excess of the amount that MLIM actually receives for providing services to the Fund pursuant to the Management Agreement.

                                   ARTICLE IV

                       LIMITATION OF LIABILITY OF MLIM LLC

     MLIM LLC shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the performance of services rendered hereunder with respect to the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Article IV, the term "MLIM LLC" shall include any affiliates of MLIM LLC performing services for the Fund contemplated hereby and partners, members, directors, officers and employees of MLIM LLC and such affiliates.

                                    ARTICLE V

                             ACTIVITIES OF MLIM LLC

     The services of MLIM LLC to the Fund are not to be deemed to be exclusive, and MLIM LLC and any person controlled by or under common control with MLIM LLC (for purposes of this Article V referred to as "affiliates") is free to render services to others. It is understood that Trustees, officers, employees and shareholders of the Fund are or may become interested in MLIM LLC and its affiliates, as directors, members, officers, partners, employees

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and shareholders, and that MLIM LLC and its affiliates are or may become similarly interested in the Fund.

                                   ARTICLE VI

                   DURATION AND TERMINATION OF THIS AGREEMENT

     This Agreement shall become effective as of the date first above written, and shall remain in force for two years after the effective date of this Agreement and thereafter, but only so long as such continuance is specifically approved at least annually by (i) the Trustees of the Fund, or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

     This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees or by vote of a majority of the outstanding voting securities of the Fund, or by MLIM LLC, on sixty days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment.

                                   ARTICLE VII

                          AMENDMENTS OF THIS AGREEMENT

     This Agreement may be amended by the parties only if such amendment is approved in compliance with the requirements of the Investment Company Act and the rules and regulations thereunder.

                                  ARTICLE VIII

                          DEFINITIONS OF CERTAIN TERMS

     The terms "vote of a majority of the outstanding voting securities", "assignment", "affiliated person" and "interested person," when used in this Agreement, shall have the respective meanings specified in the Investment Company Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

                                   ARTICLE IX

                                  GOVERNING LAW

     This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

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                                    ARTICLE X

                      LIMITATION OF OBLIGATIONS OF THE FUND

        The obligations of the Fund shall be limited to the assets of the Fund, shall be separate from the obligations of any other series of the Fund, and any one series of the Fund shall not be liable for the obligations of any other series of the Fund.

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     IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the date first above written. This Agreement may be executed by the parties hereto in any number of counterparts, all of which together shall constitute one and the same instrument.

                                   MERRILL LYNCH REAL INVESTMENT FUND

                                   By: _____________________________________
                                       Name:
                                       Title:

                                   MERRILL LYNCH INVESTMENT
                                   MANAGERS LLC
                                   By: ________,
                                   MANAGING MEMBER

                                   By: ______________________________________
                                       Name:
                                       Title:

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